UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2020

COVIA HOLDINGS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38510	13-2656671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Summit Park Drive, Suite 700, Independence, Ohio		44131
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 255-7263

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03.Bankruptcy or Receivership.

As previously announced, on June 29, 2020, Covia Holdings Corporation (the “Company” and, as it may be reorganized pursuant to the Plan (as defined below), the “Reorganized Company”) and certain of its direct and indirect subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption In re Covia Holdings Corporation, et al., No 20-33295 (DRJ).

On December 14, 2020, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Modified First Amended Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates (the “Plan”). The Debtors expect that the effective date of the Plan will occur once all conditions precedent to the Plan have been satisfied (defined in the Plan as the “Effective Date”).

Summary of the Plan

The following is a summary of the material terms of the Plan as approved and confirmed by the Bankruptcy Court. This summary highlights only certain substantive provisions of the Plan and is not intended to be a complete description of the Plan. This summary is qualified in its entirety by reference to the full text of the Confirmation Order, which includes the Plan as an exhibit, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. Among other things, the Plan provides for (in each case, as more fully described in the Plan, and capitalized terms having the meanings ascribed to them in the Plan):

•	payment in full of Administrative and Priority Tax Claims;
•	execution of a New Term Loan in the aggregate principal amount of $825 million (subject to reduction by the Cash Adjustment on a dollar for dollar basis);
•	entry into an asset-based Exit Facility with a commitment size of $135 million;
•	issuance of New Common Equity;
•

distribution to Holders of Term Loan Claims and Swap Agreements Claims their pro rata share of (i) Excess Cash, (ii) the New Term Loan; and (iii) 100% of pro forma equity in the Reorganized Debtors, subject to dilution by the Management Incentive Plan;

•

establishment of a General Unsecured Recovery Cash Pool, to be funded with $39.75 million in accordance with the Plan and held in trust for distributions to Holders of Allowed General Unsecured Claims against the Company and Debtor TechniSand Inc.;

•	implementation of Restructuring Transactions to effectuate a corporate reorganization that will align and consolidate certain of the Debtors’ businesses and related assets and liabilities; and
•	cancellation of existing Covia Interests.

Capital Structure

There were 158,195,156 shares of the Company’s common stock outstanding as of November 6, 2020. On the Effective Date, the Company’s common and preferred stock will be cancelled and holders thereof will not receive a distribution on account of their equity interests. Under the Plan, the Reorganized Company’s new organizational documents will become effective on the Effective Date. The Reorganized Company’s new organizational documents will authorize the Reorganized Company to issue Class A common units and Class B common units (collectively, the “common units”).

The common units of the Reorganized Company issued pursuant to the Plan will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code and Section 4(a)(2) of the Securities Act and Regulation D thereunder.

Certain Information Regarding Assets and Liabilities of the Company

In the Debtors’ most recent monthly operating report filed with the Bankruptcy Court on November 30, 2020, the Debtors reported total assets of approximately $2.0 billion and total liabilities of approximately $2.4 billion as of October 31, 2020. This financial information has not been audited or reviewed by the Company’s independent registered public accounting firm and may be subject to future reconciliation or adjustments. This information should not be viewed as indicative of future results.

Item 7.01.Regulation FD Disclosure.

On December 14, 2020, the Company issued a press release regarding the foregoing, a copy of which is furnished herewith.

Cautionary Note Regarding the Company’s Common Stock

The Company cautions that trading in the Company’s securities during the pendency of the Chapter 11 Cases is highly speculative and poses substantial risks. On the Effective Date, the Company’s common stock will be cancelled, and holders thereof will not receive any recovery.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
2.1	Order (I) Confirming the Modified First Amended Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and its Debtor Affiliates and (II) Granting Related Relief.
99.1	Press release.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2020	COVIA HOLDINGS CORPORATION

	By:	/s/ Andrew D. Eich
	Name:	Andrew D. Eich
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

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